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                                                                    EXHIBIT 23.4

March 9, 1998

Board of Directors
JW Charles Financial Services, Inc.
980 North Federal Highway
Suite 310
Boca Raton, FL 33432

        RE: Registration Statement on Form S-4 (the "Registration Statement") of
            JWGenesis Financial Corp. ("JWGenesis"), including the Proxy Statement of JW Charles Financial Services, Inc. ("JWCFS") and the Prospectus of JWGenesis.

Gentlemen:

Reference is made to our opinion letter, dated March 9, 1998 (the "Opinion"), to the Board of Directors of JWCFS to the effect that, based upon and subject to the various considerations set forth in the Opinion, the consideration to be paid by JWCFS in connection with the proposed acquisition by JWCFS of Genesis Merchant Group Securities LLC is fair, from a financial point of view, to the JWCFS shareholders.

The Opinion is solely for the information and assistance of the Board of Directors of JWCFS in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent.

In that regard, we hereby consent to (i) the references to our firm and to the Opinion contained in the Registration Statement, and (ii) the inclusion of the Opinion in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

C.E. Unterberg, Towbin

By: /s/ C.E. Unterberg, Towbin
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